---------------------------------------
FORM 4
---------------------------------------
[ ] CHECK THIS BOX IF NO LONGER SUBJECT
    TO SECTION 16. FORM 4 OR FORM 5
    OBLIGATIONS MAY CONTINUE.  SEE
    INSTRUCTION 1(b).



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


(Type or print responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

 BANKGESELLSCHAFT BERLIN AG
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   (Last)                           (First)             (Middle)

ALEXANDERPLATZ 2
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                                    (Street)

D-10178                             BERLIN               GERMANY
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

ABERDEEN AUSTRALIA EQUITY FUND, INC.                (IAF)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

NOVEMBER 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================


                                                                                        5.                6.
                                                        4.                              Amount of         Owner-
                                                        Securities Acquired (A) or      Securities        ship
                            2.           3.             Disposed of (D)                 Beneficially      Form:         7.
                            Trans-       Transaction   (Instr. 3, 4 and 5)              Owned             Direct        Nature of
1.                          action       Code          ------------------------------   at End of         (D) or        Indirect
Title of Security           Date         (Instr. 8)                    (A)              Month             Indirect      Beneficial
(Instr. 3)                  (Month/      ------------                  or               (Instr. 3 and     (I)           Ownership
                            Day/Year)    Code     V       Amount      (D)    Price       4)               (Instr.4)     (Instr.4)
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

COMMON STOCK, PAR VALUE     11/01/02      P             15,000          A    $5.82      $87,300              D
$.01 PER SHARE
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

* If the Form is filed by more than one reporting person, see
  Instruction 4(b)(v).
  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



                                                                          (Over)
                                                                 SEC 1474 (7-96)

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)



                                                                                                                10.
                                                                                                       9.       Owner-
                                                                                                       Number   ship
                                                                                                       of       Form
             2.                                                                                        Deriv-   of
             Conver-                        5.                              7.                         ative    Deriv-    11.
             sion                           Number of                       Title and Amount           Secur-   ative     Nature
             or                             Derivative    6.                of Underlying     8.       ities    Secur-    of
             Exer-               4.         Securities    Date              Securities        Price    Bene-    ity:      In-
             cise                Trans-     Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially Direct    direct
             Price   3.          action     or Disposed   Expiration Date   ----------------  Deriv-   Owned    (D) or    Bene-
1.           of      Trans-      Code       of (D)         (Month/Day/Year)            Amount  ative    at End   In-       ficial
Title of     Deriv-  action      (Instr.    (Instr. 3,    ----------------            or      Secur-   of       direct    Owner-
Derivative   ative   Date        8)         4, and 5)      Date     Expira-            Number  ity      Month    (I)       ship
Security     Secur-  (Month/     --------   ------------  Exer-    tion               of      (Instr.  (Instr.  (Instr.   (Instr.
(Instr. 3)   ity     Day/Year)   Code   V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

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
Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.

If space provided is insufficient, see Instruction 6 for procedure.


**BANKGESELLSCHAFT BERLIN AG



By:        /s/ Dirk Kipp                              November 5, 2002
    --------------------------------------         -----------------------
    Name:  Dirk Kipp                                        Date
    Title: Managing Director


By:        /s/ Moritz Sell                            November 5, 2002
    --------------------------------------         -----------------------
    Name:  Moritz Sell                                       Date
    Title: Head of Equity Trading, London





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                                                                  SEC 1474(7-96)